FOR IMMEDIATE RELEASE — News Announcement

Patriot Capital Funding Reports 2007 First Quarter Results

WESTPORT, CT – May 3, 2007 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) (“Patriot Capital Funding” or “the Company”), a specialty finance company providing flexible financing solutions primarily to small- and mid-sized companies in transactions initiated by private equity sponsors, today announced results for the 2007 first quarter, the three-month period ended March 31, 2007.

2007 First Quarter Summary

•	Total investment income of $9.0 million

•	Net investment income of $5.3 million, or $0.30 per basic and diluted share

•	Net income of $5.4 million, or $0.31 per basic and $0.30 per diluted share

•	Originated $39.8 million in new gross investment commitments

•	Net asset value per share of common stock at March 31, 2007 was $10.75, up from $10.37 at December 31, 2006

Portfolio Activity

During the 2007 first quarter, the following investment commitments were originated:

•	$22.5 million “one-stop” financing, comprised of senior and subordinated debt as well as an equity co-investment, in support of the acquisition of Aylward Enterprises, LLC (“Aylward”) by Charter Oak Equity and Mid Oaks Investments LLC. Aylward is a packaging equipment manufacturer for the pharmaceutical, over the counter products and nutraceuticals industries.

•	$12.4 million increase in Patriot Capital Funding’s commitment to ROM Corporation (“ROM”) in conjunction with the closing of a $28.15 million “one-stop” financing in support of the acquisition of ROM, a designer, manufacturer, and supplier of products used in the transportation and trucking industries, by Century Park Capital Partners from Hampshire Equity Partners. The “one-stop” financing was comprised of a senior secured revolver, senior secured term debt and a subordinated debt investment.

•	$3.9 million in incremental financing to support the recapitalization of Fairchild Industrial Products Co. (“Fairchild”), a designer and manufacturer of industrial control products. Fairchild is an existing portfolio company of Hampshire Equity Partners. The incremental investment was comprised of senior and subordinated debt. In conjunction with this investment, Patriot Capital Funding received $98,000 to redeem certain shares of Fairchild’s preferred stock held by the Company, including accrued dividends. The Company’s total investment commitment in Fairchild rose to $24.3 million.

•	$1.0 million participation in a syndicated junior secured term loan investment in Metrologic Instruments, Inc. (“Metrologic”), a manufacturer of imaging and scanning equipment.

During the 2007 first quarter, the Company received proceeds of $9.35 million in conjunction with the full repayment of its senior secured term loan and subordinated debt investment in Robert Rothschild Farm, Inc. Included in the proceeds were approximately $0.4 million of accrued payment-in-kind interest and a prepayment fee. Patriot Capital Funding earned an internal rate of return of over 20 percent on its subordinated debt investment and a blended internal rate of return in excess of 15 percent on the entire investment.

During the quarter, the Company received proceeds of $4.08 million upon the full repayment of our investment in Natural Products Group, LLC. The proceeds included a $80,000 prepayment fee.

Also during the quarter, the Company received gross proceeds of $4.8 million on the sale of a portion of its senior secured term debt in Caleel + Hayden, LLC (“C+H”). In addition, the Company also sold its revolver commitment in C+H. No gain or loss was recorded on this transaction.

Lastly, during the first quarter the Company sold its entire $500,000 investment in Stolle Machinery Company, LLC. The Company realized a gain upon sale of this investment of approximately $6,000.

Subsequent to the 2007 first quarter,

•	We received proceeds of $1.02 million upon the full repayment of our investment in Metrologic. Included in the proceeds was a $20,000 prepayment fee. Simultaneous to being repaid, the Company committed $2.0 million to an amended syndicated credit facility being provided to Metrologic. The Company’s commitment was comprised of $1.0 million of junior secured term debt and $1.0 million of senior secured term debt. The Company funded its junior secured term debt investment in April and expects to fund its senior secured term debt investment by mid-May.

•	We closed two additional financings totaling $21.7 million in gross investment commitments. The first was a $14.0 million “one-stop” financing comprised of a senior secured revolver, senior secured term debt and senior subordinated debt. Funded debt at close was $13.0 million. The Company also invested $750,000 of equity as part of this transaction. The second financing was a $6.9 million investment comprised of $4.1 million in senior subordinated debt and $2.8 million in equity. The full $6.9 million was funded at close. Both of these investments closed during the week of April 30, 2007.

•	We completed an amendment to our existing securitization facility that lowered our funded debt cost from the commercial paper rate plus 1.35% to the commercial paper rate plus 1.0%. The Company also obtained enhanced financing flexibility as a result of this amendment, which closed on May 2, 2007.

“We are pleased with the Company’s performance in the first quarter,” stated Patriot Capital Funding President and Chief Executive Officer Richard Buckanavage. “We achieved our internal expectations with respect to gross originations as well as profitability, as evidenced by materially higher net investment income and earnings per share. Our business began to enjoy the benefits of enhanced operating leverage as we continued to grow the investment portfolio and were able to reduce certain corporate level costs in the first quarter, as compared to the fourth quarter of 2006. We were equally as excited by the performance of our investment portfolio. The credit metrics at quarter-end remained strong, with 86% of our assets rated in our two highest categories and we continued our track record of no 4 or 5 rated assets, and no past due or non-accrual loans.”

Portfolio Yield

The weighted average yield on all of our debt investments for the three months ended March 31, 2007 was 13.0%, based on a weighted average fair value balance outstanding of our interest-bearing investment portfolio of $265.5 million.

Portfolio Asset Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investments that exceed expectations and/or a capital gain is expected.
Investment Rating 2 – Investments that are generally performing in accordance with expectations.
Investment Rating 3 – Investments that require closer monitoring.
Investment Rating 4 – Investments performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investments performing significantly below expectations where we expect a loss.

At March 31, 2007, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 investments totaled $27.8 million (10.3% of the total portfolio).
Investment Rating 2 investments totaled $206.1 million (76.2% of the total portfolio).
Investment Rating 3 investments totaled $36.5 million (13.5% of the total portfolio).
Investment Rating 4 – no investments were rated 4.
Investment Rating 5 – no investments were rated 5.

Liquidity and Capital Resources

At March 31, 2007, we had cash and cash equivalents of $4.8 million, total assets of $284.1 million and net assets of $196.0 million. We had $80.4 million of borrowings outstanding at March 31, 2007 under our $140.0 million securitization revolving credit facility. As previously announced, we closed a shelf offering in January 2007 and received approximately $31.7 million in net proceeds, which were used to reduce our outstanding borrowings.

Dividend Information

On May 1, 2007, we announced that our board of directors had declared a cash dividend of $0.32 per share for the second quarter of 2007. The dividend is payable as follows:

Record date: June 15, 2007
Payment date: July 17, 2007

Our dividend is paid from taxable income. Our board of directors determines the dividend based on annual estimates of taxable income, which differs from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

2007 First Quarter Conference Call/Webcast Information

Conference Call: Today – May 3 at 10:00 a.m. ET
Dial-in Number: 800/530-9010
Call Replay Until: May 5, 2007 at 12:00 p.m. ET
Replay Number: 800/633-8284
Replay Access Code: 21337351
Webcast: www.patcapfunding.com
Web Replay: 30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- and mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments generally up to $2.0 million.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2006, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Patriot Capital Funding, Inc.
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (cost of $246,833,788 – 2007,
$251,915,921 - 2006)	$246,783,422	$251,933,655
Affiliate investments (cost of $28,677,282 – 2007,
$8,966,605 – 2006)	28,789,482	8,925,605
Unearned income	(3,773,603)	(3,610,884)

Total investments	271,799,301	257,248,376
Cash and cash equivalents	4,779,029	4,211,643
Restricted cash	3,970,824	5,113,806
Interest receivable	2,153,941	2,221,000
Other assets	1,355,311	1,727,680

TOTAL ASSETS	$284,058,406	$270,522,505

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$80,373,000	$98,380,000
Interest payable	476,618	523,709
Dividends payable	5,831,525	4,904,818
Accounts payable, accrued expenses and other	1,398,578	2,605,349

TOTAL LIABILITIES	88,079,721	106,413,876

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized;
no shares issued and outstanding	—	—
Common stock, $.01 par value, 49,000,000 shares authorized;
18,223,517 and 15,821,994 shares issued and outstanding at
at March 31, 2007 and December 31, 2006, respectively	182,235	158,220
Paid-in capital	204,261,677	171,957,327
Accumulated net investment loss	(1,912,061)	(1,912,061)
Distributions in excess of net investment income	(3,307,835)	(2,821,587)
Net realized loss on investments	(3,256,799)	(3,262,966)
Net unrealized gain (loss) on interest rate swap	(50,367)	12,961
Net unrealized appreciation (depreciation) on investments	61,835	(23,265)

TOTAL STOCKHOLDERS’ EQUITY	195,978,685	164,108,629

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$284,058,406	$270,522,505

NET ASSET VALUE PER COMMON SHARE	$10.75	$10.37

Patriot Capital Funding, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
INVESTMENT INCOME

Interest and dividends:
Non-control/non-affiliate investments (less than 5% owned)	$7,578,948	$5,439,771
Affiliate investments (5% to 25% owned)	619,233	—

Total interest income	8,198,181	5,439,771

Fees:
Non-control/non-affiliate investments (less than 5% owned)	381,626	70,068
Affiliate investments (5% to 25% owned)	13,229	—

Total fee income	394,855	70,068

Other investment income — non-control/non-affiliate investments (less than 5% owned)	384,287	713,449

Total Investment Income	8,977,323	6,223,288

EXPENSES
Compensation expense	1,219,533	868,747
Interest expense	1,506,212	969,131
Professional fees	307,627	239,069
General and administrative expense	598,673	436,807

Total Expenses	3,632,045	2,513,754

Net Investment Income	5,345,278	3,709,534

NET REALIZED AND UNREALIZED GAIN AND LOSS
Net realized gain on investments — non-control/non-affiliate investments (less than 5% owned)	6,167	—
Net unrealized depreciation on investments – non-control/non- affiliate investments (less than 5% owned)	(68,100)	(804,333)
Net unrealized appreciation on investments – affiliate investments (5% to 25% owned)	153,200	—
Net unrealized gain (loss) on interest rate swap	(63,328)	49,197

Net realized and unrealized gain (loss)	27,939	(755,136)

NET INCOME	$5,373,217	$2,954,398

Earnings per share, basic	$0.31	$0.24

Earnings per share, diluted	$0.30	$0.24

Weighted average shares outstanding, basic	17,532,896	12,136,655

Weighted average shares outstanding, diluted	17,724,026	12,136,655

CONTACTS
Richard Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

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